Exhibit 10.2
NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT
     This Non-Competition, Non-Disclosure and Non-Solicitation Agreement (this “Agreement”) is dated as of the 31st day of March, 2006, and is made between Eugene Borucki (“Borucki”) and Electric City Corp., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, Borucki, Denis Enberg (“Enberg”) and the Company are parties to that certain Stock Purchase Agreement dated as of March 31, 2006 providing for the sale by the Company to Borucki and Enberg of all of the issued and outstanding capital stock of Great Lakes Controlled Energy Corporation, a Delaware corporation (“Great Lakes”) in return for the consideration to be paid by Borucki and Enberg specified in such Stock Purchase Agreement; and
     WHEREAS, at all times prior to the date hereof while Great Lakes was a subsidiary of the Company, Borucki has been employed by Great Lakes, and accordingly, Borucki has had access to and gained knowledge of certain information that the Company and Borucki agree is proprietary and confidential to the Company and is not generally available to the public or to competitors of the Company; and
     WHEREAS, the execution and delivery of this Agreement is a condition precedent to the Company’s obligations to close the sale of Great Lakes under such Stock Purchase Agreement;
     NOW THEREFORE, the parties hereto hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
      “Business” shall mean the ballasted lighting power reduction business that the Company and its subsidiaries are currently engaged in.
      “Confidential Information” shall mean information (in any form or media) regarding the Company’s technology, products, customers, prospective customers (including lists of customers and prospective customers) methods of operation, billing rates, billing procedures, suppliers, business methods, finances, management, employees, employee compensation, or any other business information relating to the Business (whether constituting a trade secret or proprietary or otherwise) which has value to the Company and is generally treated by the Company as being confidential; provided, however, that Confidential Information shall not include any information that (i) has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without authorization), or (ii) has been independently developed and disclosed by others, or (iii) otherwise enters the public domain through lawful means, or

(iv) relates to Great Lakes’ building automation and controls business, and not to the Business.
      “Energy Saver” shall mean the energy saving device which the Company sells under the name and trademark Energy Saver®, which device permits the user to reduce the electric power used by lighting systems.
      “Energy Saver Business” shall mean the Company’s business of making, marketing, selling and installing Energy Savers.
      “Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, or other entity (including a governmental agency or authority); provided, however, that the term “Person” shall not include the Company or any subsidiary of the Company (excluding Great Lakes during the period when it was a subsidiary of the Company).
      “Restricted Business” shall mean the Energy Saver Business.
      “Territory” shall mean North America.
     2. Covenants of Borucki. Borucki covenants and agrees that he will not, directly or indirectly, either alone or jointly, with or on behalf of others, expressly or impliedly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise during the period commencing on the date hereof and ending five (5) years hereafter:
      (a) engage in the Restricted Business in the Territory, or own, manage, operate, join, control, assist, participate in, or be connected with, directly or indirectly (and including as an officer, director, member, manager, partner, proprietor, consultant, independent contractor, or lender), any Person who is, directly or indirectly, engaged in the Restricted Business in the Territory;
      (b) disclose to any Person, or use or otherwise exploit for his own benefit or for the benefit of any such Person, any Confidential Information; or
      (c) request, solicit, or induce any employee of the Company or any of its subsidiaries to terminate his employment with the Company or such subsidiary and accept employment with Great Lakes (excluding persons employed by Great Lakes as of the date hereof).
     Borucki acknowledges that (i) the Company’s Confidential Information is confidential and proprietary to the Company; (ii) the Company takes reasonable steps to safeguard the confidentiality of its Confidential Information and to prevent the disclosure of such information to competitors or other third-parties, including the execution of agreements such as this; (iii) the Confidential Information has and derives independent economic value and is not generally known to competitors or others who would be able to derive economic value from it, and (iv) the

Company does not disseminate the Confidential Information to the public. Borucki further acknowledges and agrees that:
      (x) the prohibitions against disclosure of Confidential Information provided in this Agreement are in addition to, and not in lieu of, any rights or remedies which the Company may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by the Company of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in law or equity absent this Agreement, and
      (y) Borucki’s breach of any covenant contained in this Agreement will result in irreparable injury to the Company and that the Company’s remedy at law for such a breach will be inadequate and will be extremely difficult to calculate or determine.
Accordingly, Borucki agrees and consents that, upon any such breach, the Company shall, in addition to all other remedies available to it at law or in equity, be entitled to both preliminary and permanent injunctions (without bond) to prevent or halt any such breach or threatened breach.
     3. GENERAL PROVISIONS.
     (a) Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given (and deemed to have been duly given) in accordance with the Stock Purchase Agreement.
     (b) Expenses. Each party hereto shall pay its own expenses in connection with this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions shall be consummated.
     (c) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     (d) Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

     (e) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     (f) Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever; provided that the material economic terms of the transaction are not materially modified by such circumstances.
     (g) Headings. The headings contained in this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this Agreement.
     (h) Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction of signatures by means of telecopying device shall be treated as though such reproductions are executed originals.
     (i) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Non-Competition, Non-Disclosure and Non-Solicitation Agreement as of the date first above written.

/s/ Eugene Borucki
Eugene Borucki

ELECTRIC CITY CORP.
By:	/s/ Jeffrey Mistarz
Name:	Jeffrey Mistarz
Title:	Chief Financial Officer & Treasurer